Confidential	BlueStacks Agreement Number: 1012

BlueStack Systems Inc.

Technology License and Services Agreement

This Technology License and Services Agreement ("Agreement) is entered into as of August 18, 2011 (the "Effective Date") by and between BlueStack Systems, Inc., having an office at 2105 S. Bascom Ave, #380, Campbell, California 95008, USA ("BlueStacks"), and Nyxio Technologies Corporation, headquartered at 2156 NE Broadway, Portland, Oregon 97232, USA ("Licensee" or “Nyxio”). In consideration of the benefits and obligations exchanged in this Agreement, the parties agree as follows:

1. CERTAIN DEFINED TERMS. All terms in this Agreement with initial capitals have the meanings set forth in Attachment II - Definitions, unless defined elsewhere. All defined terms in singular form shall include the plural meanings of such terms and vice versa, if applicable. All references to a Section, Attachment or Amendment mean a section, attachment or amendment of this Agreement. All references to this Agreement include all attachments, exhibits, exhibit amendments, and amendments.

2. LICENSE GRANT. BlueStacks grants Licensee a nonexclusive, non-transferable, worldwide and royalty bearing license to use, reproduce, have reproduced, perform, display and distribute the Programs, but solely: (a) for use with or incorporation into Licensee Products; and (b) for the number of Program copies paid for by Licensee at the per Program copy license fees specified in this Agreement. The licenses granted in this Agreement are subject to all terms, conditions, requirements, restrictions and limitations set forth in this Agreement. All rights not expressly granted are reserved by BlueStacks.

3. USE RESTRICTIONS. As a condition to the licenses granted in this Agreement, Licensee shall not itself, nor permit any third party to: (a) sublicense, sell, or otherwise distribute any Program copies separately from Licensee Products, (b) alter, remove, disable or suppress the display of any end-user license agreement, copyright, trademark, trade name, logo or trade dress included as part of the Programs,(c) modify(except as otherwise set forth in this Agreement), translate, reverse engineer, decompile, disassemble, or otherwise attempt to learn the design, structure, algorithms, ideas or source code of any Programs or (d) rent, lease or otherwise provide temporary access to any Programs.

4. ADDITIONAL DELIVERABLES.

4.1. The parties may subsequently add Deliverables, services and/or other items available by BlueStacks, to this Agreement using any one of the following methods:

Method I: (a) Licensee issues a purchase order to BlueStacks for such Deliverables, services and/or other items, referencing this Agreement; (b) BlueStacks issues an invoice to Licensee; (c) BlueStacks delivers the relevant Deliverables, services and/or other items to Licensee; and (d) Licensee pays BlueStacks the applicable fees. Each invoice issued by BlueStacks in response to Licensee's purchase order shall constitute an Amendment to this Agreement.

Method II: (a) BlueStacks issues a quotation to Licensee for any such Deliverables, services and/or other items; (b) Licensee issues a purchase order to BlueStacks for the Deliverables, services and/or other items listed in the BlueStacks quote, provided that Licensee's purchase order must mirror the prices and other terms listed in the BlueStacks quote and references this Agreement; (c) BlueStacks delivers the relevant deliverables, services and/or other items to Licensee; and (d) Licensee pays BlueStacks the applicable fees. Each purchase order issued by Licensee in response to BlueStacks' quotation shall constitute an Amendment to this Agreement.

Method Ill: a written amendment to this Agreement, signed by both parties.

4.2. The terms and conditions of any invoice, purchase order or other business form or written authorization used by Licensee will have no effect on the rights, duties or obligations of the parties with respect to any subsequent Deliverables, services, and/or other items available from BlueStacks, regardless of the failure of BlueStacks to object to those terms or conditions.

4.3 The parties agree that all subsequent Deliverables, services, and/or other items provided by BlueStacks to Licensee shall be subject to the terms of this Agreement (unless otherwise provided in a written agreement duly executed by an authorized representative of each party).

5. FEES, PAYMENT TERMS AND AUDIT.

5.1 Licensee will pay BlueStacks all fees in accordance with the terms of this Agreement. Except as otherwise specified in this Agreement, Licensee will pay all amounts due on net thirty (30) day terms from BlueStacks' invoice date, in United States currency. All amounts due under this Agreement are non- cancelable, and are an absolute commitment.

5.2 Licensee agrees to pay BlueStacks the per-Program copy royalty set forth in this Agreement ("Royalties") for each copy of Program reproduced on a Licensee Product. Licensee will account for and pay all Royalties owed to BlueStacks by submitting monthly Royalty reports to BlueStacks a form reasonably acceptable to BlueStacks. Each such report shall be provided to BlueStacks within thirty (30) days after the end of the subject month, and will be signed by a representative of Licensee who has certified that based on a review of Licensee's records kept in accordance with generally accepted accounting principles, such report accurately sets forth the number of Program copies reproduced on Licensee Products during the subject month. With each Royalty report, Licensee will submit payment for all Royalties due BlueStacks pursuant to such report. Licensee’s obligation to furnish monthly Royalty reports and to make monthly Royalty payments to BlueStacks will continue for as long as Licensee distributes any Programs on Licensee Products. Royalty reports are required even if Licensee reports no distribution of any Programs during a particular month. If Licensee completely stops distributing Programs, Licensee will promptly provide BlueStacks with a final monthly Royalty report, a final Royalty payment for the full amount of all Royalties due, and a written certification that Licensee has stopped all distribution of Programs on Licensee Products.

5.3 Licensee shall maintain for a period of three (3) years following the termination of expiration of this agreement a complete, clear and accurate record of the Royalty reports, payments made, invoices received during such fiscal year sufficient to audit and recalculate any fees due or owing to BlueStacks.

Confidential	BlueStacks Agreement Number: 1012

5.4 During the term of this Agreement and for a period of one (1) year thereafter, Licensee agrees that BlueStacks may hire an independent accounting firm to audit all relevant books and records for the sole purpose of determining Licensee's compliance with the obligations of this Agreement in the event of necessity with Licensee’s prior written consent. BlueStacks shall not conduct such an audit more than once in any twelve (12) month period. Any such audit will be conducted at Licensee's premises during regular business hours, after reasonable notice, and in a manner that will not unduly interfere with Licensee's normal business practices. Licensee will provide all reasonable assistance and cooperation that BlueStacks may request during any audit. If the audit should disclose any underreporting of payments due and it is confirmed and verified by Licensee, Licensee shall within thirty (30) days pay BlueStacks such amounts. If the underreporting exceeds twenty percent (20%) of the amount due for the period by which the audit was required, Licensee shall bear the cost of such audit. All late payments shall be subject to an additional charge of a half percent (0.5%) per month, associated with such respective underreporting. In the event that the underreporting is caused due to intentional and/or willful misconduct with convincing evidence, Licensee shall pay the double of the amount of that underreporting plus payment of the fees associated with the audit, interest of a half percent (0.5%) per month, and any direct property loss or damage which arose, from that underreporting to BlueStacks.

5.4 All amounts payable to BlueStacks under this Agreement are exclusive of any taxes and other charges imposed by any federal, state, local, or other governmental entity. Licensee shall be responsible for, and if necessary reimburse BlueStacks for any such taxes and charges, except for taxes based on BlueStacks’ net income.

6. DELIVERY AND INTEGRATION.

6.1 Unless otherwise set forth in this Agreement, BlueStacks will deliver one master copy (“Master”) of the Deliverables in electronic form to Licensee within ten (30) business days after final execution of this Agreement, an Amendment, or in response to Licensee providing a purchase order to BlueStacks. If delivery is via common carrier, then it will be FOB, origin BlueStacks’ facility. If delivery is via BlueStacks’ WWW or FTP site, then: (a) BlueStacks will provide Licensee with all information needed to download such Deliverables; and (b) Licensee shall be deemed to have downloaded and taken possession of all Deliverables on the same date BlueStacks provides Licensee with the information required to complete such download.

6.2 Subject to the terms of this Agreement, BlueStacks grants to Licensee the non-exclusive, non-transferrable right to use and make copies of the External Documentation solely in conjunction with the distribution of Programs on Licensee Products. On Licensee’s sole expense, Licensee will make copies of the External Documentation provided by BlueStacks for its distribution along with the Licensee Products, in order to incorporate it, in whole or in part, into Licensee’s documentation. Any modification of the Documentation shall be communicated in writing to BlueStacks so that such modifications are previously approved in writing. The denial of BlueStacks to such modifications shall not be unreasonably withheld. Licensee will only make the number of copies of the External Documentation, necessary for the distribution of Programs on Licensee Products.

6.3 Licensee shall be solely responsible for the integration of Programs, Service Pack and/or Update into the Licensee Products. BlueStacks’ liability excludes any claims caused by Licensee’s modification of Programs, Service Pack and/or Update, if the liability is the direct result of the modifications made by Licensee. BlueStacks’ liability is excluded as well in the event that Licensee has used Programs with software and/or hardware other than the Licensee Products or with a product that has not been approved in writing by BlueStacks beforehand, if the liability is a direct result of the unauthorized use.

6.4 BlueStacks shall provide Updates to Licensee

7. OWNERSHIP AND CONTROL.

7.1 All Deliverables and Modifications, made by BlueStacks or on behalf of BlueStacks, are the proprietary property of BlueStacks and/or its suppliers. Except to the extent expressly authorized in this Agreement, Licensee shall have no right to (nor will allow any third party to) sell, assign, lease, transfer, encumber, or otherwise suffer to exist any lien or security interest on the Deliverables (or Modifications, made by BlueStacks or on behalf of BlueStacks).

7.2 Licensee will take measures to protect BlueStacks’ Intellectual Property Rights towards the Deliverables and Modifications, including such assistance and measures as are reasonably requested by BlueStacks from time to time.

7.3 BlueStacks retains all rights, title and interest (including patent rights, copyrights, trade secret rights and all other Intellectual Property Rights) towards the (i) Deliverables and Modifications and all derivative works thereof (by whomever produced) and all related documentation and materials thereto, and (ii) all BlueStacks Marks, trademarks, service marks and/or registered marks.

7.4 BlueStacks acknowledges that Licensee Products are proprietary to the Licensee and that Licensee retains exclusive ownership thereof.

7.5 Licensee acknowledges that during the License Term, BlueStacks may, in its sole discretion, modify, update or terminate any or all of the Deliverables and Modifications and/or features and functions by giving a thirty-day prior written notice to Licensee. Licensee agrees any such modifications, updates or terminations, as the case may be, shall in no way be deemed to violate any terms of the Agreement or this Amendment

7.6 BlueStacks shall control all aspects of direct and indirect monetization embedded in the Deliverables and Modifications, including but not limited to the bundling of Internet search, advertising, third party applications and services, electronic stores and e-commerce transactions.

8. WARRANTIES AND DISCLAIMERS.

8.1 BlueStacks warrants to Licensee that the Programs and Tools, in their unmodified form and when used as authorized under this Agreement, will perform materially in accordance their Specifications for a period of ninety (90) days from the date initially delivered to Licensee (the "Warranty Period”, during the Warranty Period, the Programs do not perform materially in accordance with their Specifications, BlueStacks shall use commercially reasonable efforts to rectify the nonconformity. If BlueStacks determines that the preceding option is commercially impractical, then BlueStacks shall return to Licensee any license fees paid for the Programs in question and compensate Licensee for any direct loss and/or damages arising out of such nonconformity, and in such event, any licenses granted by BlueStacks to Licensee for such Programs shall be terminated. BlueStacks warrants that it will perform any services provided under this Agreement in a professional manner and in accordance with generally recognized commercial practices and standards.

Confidential	BlueStacks Agreement Number: 1012

8.2 BlueStacks warrants that the Programs will not in any way infringe any intellectual property right of Microsoft Licensing, GP and/or Microsoft Corporation and its Affiliates, including but not limited to Microsoft windows operating system source codes and codec.

8.3 Disclaimer of Warranty. Except BlueStacks’s willful misconduct or gross negligence for the use or inability to use the Programs, Updates, and/or Documentation, BlueStacks will not be held responsible by Licensee, or by any person or entity regarding any damage or loss allegedly caused by the use or inability to use the Programs, Updates, and/or Documentation, even if Licensee has been advised of the possibility of such damages either directly or indirectly, including (but not limited to) business interruptions, loss of data, monetary loss or loss of anticipated income as a result of the use of the Programs, loss of business information, attorney’s and expert’s fees and court costs or any other pecuniary loss. The Programs are provided “as is,” and no claims will be accepted concerning failure to fulfill functions not explicitly stated. BlueStacks does not guarantee that the Programs are error free, or that the Programs will function without interruption. Licensee knows and accepts that, due to the modifications that viruses and other malware cause in files they infect; it is possible that the disinfection process could produce unforeseen changes to these files. The Programs have not been designed for and are not intended for use in hazardous environments requiring fail-safe (fault-tolerant) performance such as in the operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, weapons or defense systems, life support systems or any other context in which the failure of any software could lead directly to death, personal injury or severe damage to property or the environment. BlueStacks specifically disclaims any express or implicit guarantee of the Programs’ suitability for these types of activities.

8.4 THE PROVISIONS OF THIS SECTION 8 STATE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO LICENSEE. BLUESTACKS DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE REGARDING OR RELATING TO ANY PROGRAMS, TOOLS OR SERVICES FURNISHED OR PROVIDED TO LICENSEE UNDER THIS AGREEMENT. BLUESTACKS SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE UNKNOWN TO BLUESTACKS. LICENSEE SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY. BLUESTACKS GRANTS NO WARRANTIES TO LICENSEE’S DISTRIBUTORS OR CUSTOMERS, AND LICENSEE SHALL NOT PASS THROUGH TO DISTRIBUTORS OR CUSTOMERS ANY OF THE WARRANTIES SET FORTH IN THE AGREEMENT.

9. INDEMNIFICATION BY BLUESTACKS.

9.1 BlueStacks will, at its own expense, defend, indemnify and hold Licensee harmless from any claim made or threatened or any suit or proceeding brought against Licensee to the extent based on an allegation that any Program furnished to Licensee under this Agreement infringes a United States, Japan, Taiwan, or European Community copyright or patent in existence on the date such Program was provided to Licensee, but only if Licensee: (a) notifies BlueStacks in writing within reasonable period of time (such that BlueStacks suffers no prejudice to its rights) of such action; (b) gives BlueStacks the right to control and direct the defense and settlement of such action; (c) makes no compromise, settlement or admission of liability; and (d) provides reasonable assistance and cooperates in the defense of such action. Subject to the limitations set forth in Section 11, BlueStacks shall pay any resulting damages, costs and expenses finally awarded to third party, including but not limited to reasonable attorney’s fees. BlueStacks will have no responsibility for the settlement of any claim, suit or proceeding made by Licensee without BlueStacks’ prior written approval.

9.2 If any Program is held to infringe and the use of such Programs are enjoined, BlueStacks will at its expense, either (a) procure for Licensee the right to continue using such infringing or potentially infringing Program, or (b) replace the infringing or potentially infringing Program with non-infringing Program, or(c) modify the infringing or potentially infringing Program so it becomes non-infringing. If none of the foregoing remedies are commercially feasible, then BlueStacks will return to Licensee any license fees paid for the Program in question, and at such event, any licenses granted by BlueStacks to Licensee for such Program shall terminate.

9.3 BlueStacks’ obligations as stated in this Section 9 will not apply to any claim, suit or proceeding to the extent it is based on: (I) any use of the Programs not in accordance with this Agreement or for purposes not intended by BlueStacks; (ii) any use of the Programs in combination with other products, hardware, equipment, software, or data not supplied by BlueStacks, if the claim, suit or proceeding would have been avoided if the Programs had not been so modified or combined; (iii) use of an outdated version of the Programs after BlueStacks has made available an updated version which does not infringe and such updated version has been provided to Licensee or (iv) any modification of the Programs by any person other than BlueStacks, except any modification created as a result of integration of the Programs with the Licensee Products provided it has been done following BlueStacks’ express instructions.

9.4 This Section 9 sets forth the entire obligation of BlueStacks, and Licensee’s exclusive remedy, for the actual or alleged infringement by any Deliverables of any patent, copyright, trade secret or other intellectual property right of any person or entity.

10. INDEMNIFICATION BY LICENSEE.

10.1 If BlueStacks should incur any liability to any third party directly caused by the material breach of this Agreement by Licensee, or Licensee’s distributors, of any of its/their respective obligations under this Agreement, or resulting from any defect which is attributable to Licensee in any Licensee Products, or of any willful misconduct or omission (including without limitation any misrepresentation) of Licensee, or Licensee’s distributors, Licensee shall indemnify and hold BlueStacks harmless from any such liability, and from all losses, damages, claims, costs, demands, and causes of action in connection therewith.

10.2 Licensee will, at its own expense, defend, indemnify and hold BlueStacks harmless from any claim made or threatened or any suit or proceeding brought against BlueStacks to the extent based on an allegation that any Licensee Product which uses or incorporates a Program infringes a United States. Japan. Taiwan, or European Community copyright or patent, but only if BlueStacks: (a) notifies Licensee in writing within a reasonable period of time (such that Licensee suffers no prejudice to its rights) of such action; (b) gives Licensee the right to control and direct the defense and settlement of such action; (c) makes no compromise, settlement or admission of liability; and (d) provides reasonable assistance and cooperates in the defense of such action. Subject to the limitations set forth in Section 11, Licensee shall pay any resulting damages, costs and expenses finally awarded to a third party, including but not limited to reasonable attorney's fees. Licensee will have no responsibility for the settlement of any claim, suit or proceeding made by BlueStacks without Licensee's prior written approval.

Confidential	BlueStacks Agreement Number: 1012

11. LIMITATION OF LIABILITY.

11.1 IN NO EVENT, INCLUDING WITHOUT LIMITATION ANY BREACH OF A FUNDAMENTAL TERM OR A FUNDAMENTAL BREACH OF THIS AGREEMENT, WILL EITHER PARTY BE LIABLE TO EACH OTHER OR TO ANY THIRD PARTY FOR ANY LOST PROFITS, LOSS OF BUSINESS OR OPPORTUNITY, LOSS OF DATA, ANY CONSEQUENTIAL, RELIANCE, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES, EVEN IF THE PARTY TO BE CHARGED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT FOR BREACH OF WARRANTY UNDER SECTION 8.2, IN NO EVENT WILL BLUESTACKS’ TOTAL LIABILITY UNDER ANY OR ALL PROVISIONS OF THIS AGREEMENT FOR ALL CAUSES OF ACTION ON A CUMULATIVE BASIS EXCEED THE PAYMENTS ACTUALLY MADE TO BLUESTACKS UNDER THIS AGREEMENT DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTH PERIOD. NOTWITHSTANDING THE FOREGOING, EACH PARTY'S TOTAL LIABILITY UNDER SECTIONS 9 AND 10 SHALL NOT EXCEED THE GREATER OF SUCH PAYMENTS OR ONE HUNDRED THOUSAND DOLLARS ($100,000 U.S.).

11.2 THE PARTIES AGREE THAT BLUESTACKS HAS SET ITS PRICES AND ENTERED INTO THIS AGREEMENT IN RELIANCE UPON THE LIMITATIONS AND DISCLAIMERS IN THIS SECTION 11. WHICH REPRESENT A BARGAINED FOR ALLOCATION OF RISK BETWEEN THE PARTIES (INCLUDING THE RISK THAT A CONTRACT REMEDY MAY FAIL OF ITS ESSENTIAL PURPOSE AND CAUSE CONSEQUENTIAL LOSS) AND FORMS AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES.

12. CONFIDENTIALITY.

12.1 Each party (as "Discloser") may disclose to the other party (as "Recipient") information in written, electronic or other tangible form consisting of commercial, financial, legal, technical and other information that is considered by the Discloser to be of a confidential and proprietary nature and (a)is marked or identified as confidential or (b) by their nature would be deemed to be confidential ("Confidential Information"). If the Discloser provides Confidential information to the Recipient in oral form, this Section 12 will apply if the Discloser (a) identifies such information as Confidential information at the time it is first disclosed to the Recipient; and (b) confirms in writing to the Recipient within thirty (30) days of disclosure the fact that such information is deemed Confidential Information by the Discloser. The written confirmation shall include a summary of the information the Discloser deems confidential.

12.2 Except to the extent otherwise expressly permitted by this Agreement, the Recipient shall not copy, distribute, disclose, or otherwise disseminate any Confidential Information to any third party other than its Affiliates without the Discloser's prior written consent.

12.3 The Recipient shall safeguard all of the Discloser’s Confidential Information using the same degree of care as it uses to safeguard its own confidential and proprietary information of a like nature, provided that it shall never use less than a reasonable degree of care. The Recipient will promptly report any unauthorized disclosure or use of the Discloser’s Confidential Information and will take any further actions that are reasonably requested by the Discloser to prevent or remedy any such violation.

12.4 Except as otherwise set forth in this Agreement, a recipient’s obligation to maintain the confidentiality of the other’s Confidential Information shall continue for a period of three (3) years from the date of termination of this Agreement.

12.5 If the Recipient is served with a subpoena, demand, writ, summons, citation, order for disclosure of documents or other legal process in any way concerning the Confidential Information of Discloser, the Recipient shall notify the Discloser immediately in writing, and Recipient will assist Discloser in any lawful effort to contest the validity of such subpoena or legal process and to ensure that the confidentiality of such Confidential information is maintained during the pendency of such legal process.

12.6 This Agreement imposes no obligation upon a Recipient with respect to any information that the Recipient can show:(a) was rightfully in the Recipient's possession before receipt from the Discloser, (b) is or becomes a matter of public knowledge through no fault of Recipient or any third party;(c) is rightfully received by the Recipient from a third party without a duty of confidentiality; or (d) is independently developed by the Recipient without any reference to any Confidential Information. The Recipient shall have the burden of proving the applicability of any of the above exceptions. If any portion of a Discloser's Confidential Information falls within one of the above exceptions, the remainder of the Confidential information shall continue to be subject to the terms and conditions of this Agreement.

12.7 This Agreement and its contents are Confidential Information. Either party may publicly state the fact that Licensee is BlueStacks’ customer, but any further statement requires advance written permission from the other party.

13. TERM AND TERMINATION.

13.1 The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) years thereafter, with an automatic renew for an additional twelve (12) months, unless earlier terminated by either party pursuant to this Section.

13.2 Either party may terminate this Agreement upon thirty (30) days written notice to the other party if the other party is in material breach of this Agreement and such material breach is not cured within such period.

13.3 Either party may terminate this Amendment for convenience at any time during the license term upon providing ninety (90) days prior written notice to the other party.

13.4 If either party: (a) becomes insolvent; (b) makes an assignment for the benefit of creditors; (c) files or has filed against it a petition in bankruptcy or seeking reorganization;(d) has a receiver appointed; and/or (e) institutes any proceedings for liquidation or winding up; then the other party may terminate this Agreement immediately by written notice.

13.5 Within ten (10) days after expiration or termination of this Agreement, each party shall (a) return or destroy the original and all copies of any Confidential Information and Deliverables, in its possession or control, including but not limited to all copies contained in all forms partial or complete, in all types of media, computer memory and storage devices, owned or controlled by such party, and (b)provide the other with a statement, signed by a authorized officer of such party, that the originals and all copies have been returned or destroyed. Upon expiration or termination, all licenses granted in this Agreement will cease and shall have no further effect; provided that end users of the Programs shall be permitted the continued and uninterrupted use. Upon expiration or termination, each Party will remain obligated under this Agreement for transactions that have already been completed and to those parts of the Agreement relating to ownership, confidentiality, warranties, indemnity, limitation of liability, payment terms, obligations upon expiration or termination.

Confidential	BlueStacks Agreement Number: 1012

14. TRADEMARKS AND TRADE NAMES. During the term of this Agreement, BlueStacks grants to licensee a royalty- free, non-exclusive, non-transferable license to use the BlueStacks Marks solely in connection with Licensee's marketing activities related to the Programs, as agreed to by BlueStacks. Licensee's use of the BlueStacks Marks will be in accordance with BlueStacks’ usage policies then in effect, and updated from time to time by BlueStacks. BlueStacks reserves the right to require licensee to discontinue use of any licensee advertising or marketing materials using the BlueStacks Marks that BlueStacks reasonably believes will have a detrimental effect on BlueStacks’ business. Licensee shall not make any false or misleading representations concerning BlueStacks or the Programs. Licensee has paid no consideration for the use of the BlueStacks Marks, and nothing contained in the Agreement or this Amendment will give Licensee any right, title or interest in any of the BlueStacks Marks. Licensee will not take any action that jeopardizes BlueStacks’ proprietary rights or acquire any rights in the BlueStacks Marks, except the limited use rights specified herein. Except as otherwise agreed by BlueStacks in writing, Licensee will not (I) register, directly or indirectly, any trademark, service mark, trade name, copyright, company name or other proprietary or commercial right which is identical or confusingly similar to the BlueStacks Marks or which are considered translations in any other language(s); or (ii) affix, append, or place any of its trademarks, trade names, or logos to, or in close proximity to, the BlueStacks Marks in a manner that results or could result in the creation of a unitary composite mark.; or (iii) use or permit any Customer or third party to use the BlueStacks Marks as part of its trade name or company name. Upon BlueStacks’ request and at BlueStacks’ expense, Licensee will execute such instruments and take such actions that may be appropriate to protect BlueStacks’ interest in the BlueStacks Marks. Licensee shall not, nor permit any third party to alter, remove, disable or suppress the display of any BlueStacks or third party copyright, trademark, trade name, logo or trade dress included as part of the Application Programs.

15. THIRD PARTY DRIVERS AND APPLICATIONS.

15.1 Licensee hereby represents and warrants that Licensee has all necessary rights to provide third party drivers to BlueStacks required to enable the Deliverables and Modifications on the Licensee Products. Licensee shall indemnify BlueStacks against all claims, liabilities, proceedings, costs, damages, losses, liabilities or expenses incurred by BlueStacks caused by or in any way connected with Licensee's breach of the foregoing warranty and representation.

15.2 Licensee acknowledges and agrees that the Deliverables and Modifications may be bundled with certain third- party applications (the “Third Party Applications'), and any such Third Party Applications are the intellectual property of the applicable third party. Use of such Third Party Applications by Customers shall be subject to the terms and conditions of license agreements provided and required by the applicable third party.

15.3 ALL THIRD PARTY APPLICATIONS BUNDLED WITH THE APPLICATION PROGRAMS ARE PROVIDED ON AN 'AS IS” BASIS, WITHOUT WARRANTY (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) OF ANY KIND, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, QUIET ENJOYMENT OR NONINFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY PARTY IN ANY COUNTRY OR JURISDICTION, OR THAT ANY THIRD PARTY APPLICATION WILL ACHIEVE SPECIFIC RESULTS, OPERATE WITHOUT INTERRUPTION, OR BE DEFECT OR ERROR FREE. THIS DISCLAIMER OF WARRANTY CONSTITUTES AN ESSENTIAL PART OF THIS AMENDMENT AND THE AGREEMENT.

15.4 Notwithstanding the licensing restrictions set forth in the Agreement, Licensee acknowledges and agrees that certain components of the Deliverables and Modifications may be subject to the GNU GPL or LGPL terms and conditions available for viewing at http://www.gnu.org/copyleft/gpl.html and http://www.gnu.org/copyleft/lesser.html or as otherwise designated. To the extent Licensee receives Deliverables and Modifications under this Amendment or the Agreement which contain components subject to the GPL or LGPL terms, Licensee agrees to be bound by all the terms and restrictions therein including keeping all copyright notices intact for the duration of Licensee's use of the Deliverables and Modifications, and modifying and/or redistributing such components only in accordance with the terms of the GNU GPL or LGPL terms. Such components are provided 'AS IS - WITHOUT WARRANTY OF ANY KIND' per the terms of the GPULGPL licensee can get a copy of the GNU GPL or LGPL by writing to the Free Software Foundation at 59 Temple Place, Ste 330, Boston, MA 02111- 1307.

15.5 Some components of the Deliverables and Modifications may be made available by BlueStacks, in source code format (human readable format), to any third party upon request for the cost of duplication or distribution, for a period of three (3) years. This period begins on the date that the Deliverables and Modifications are first available for sale from BlueStacks. This source code must be used according to the license terms that accompany the source code. Requests should be submitted in writing to: BlueStack Systems Inc., 2475 Hanover Street, Palo Alto, CA 94304-1114. The version of the Deliverables and Modifications for which source code is being requested must be identified in the request

16. GENERAL.

Independent Contractors: The relationship of BlueStacks and Licensee established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (I) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

Confidential	BlueStacks Agreement Number: 1012

Assignment: No assignment by Licensee (by operation of law or otherwise) of any of its rights or obligations under this Agreement shall be effective without the prior written consent of BlueStacks, which consent will not be unreasonably withheld. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

Governing Law and Jurisdiction: This Agreement shall be governed and construed in accordance with the laws of the State of California, without reference to its conflict of law rules. The parties agree to submit to the non-exclusive jurisdiction of the Superior Court of Santa Clara County, California and/or to the jurisdiction of the United States District Court for the Northern District of California with respect to any legal action related to this Agreement. The United Nations Convention on Contracts for the International Sale of Goods is expressly excluded from application to this Agreement.

Force Majeure: Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, acts of war, acts of God, earthquake or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.

Partial Invalidity Waiver: In the event that any provision of this Agreement is held by a court of competent jurisdiction to be invalid, such provision shall be severed from this Agreement and shall not affect the validity of this Agreement a whole or any of its other provisions. No waiver of any provision of this Agreement shall be effective unless it is set forth in a writing that refers to the provision so waived and is executed by an authorized representative of the party waiving its rights. No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy.

Injunctive Relief: Each party agrees that any actual or threatened breach of the confidentiality and licensing provisions of this Agreement will likely cause substantial harm to the non-breaching party that cannot be cured by money damages, therefore, either party may seek equitable relief upon request to protect such rights under this Agreement.

Notices: Any notice required or permitted to be made or given by either party will be deemed sufficiently made or given on the date of issuance if sent by certified mail, commercial courier, personal delivery, or a similar delivery method with receipt for delivery. Any notice shall be addressed to the other party at the address in the header of this Agreement or to such other address as a party may designate by written notice given to the other party. Notices to BlueStacks and Licensee shall be sent to the attention of the Chief Executive Officer.

Export: Each party agrees that it will not, nor will it permit any third party to, export or re-export the Deliverables, in any form, without first obtaining any required United States and/or other governmental licenses or other authorization. By entering into this Agreement, Licensee represents and warrants that it is not: (a) located in or under the control of, nor is a national or resident of, any U.S. embargoed country; and (b) listed on, or under the control of any person listed on, the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders.

Counterparts: This Agreement may be executed in counterparts, by email or electronic document format, each of which will be considered an original, but all of which together will constitute the same instrument.

Entire Agreement: The provisions of this Agreement (including any attachments, exhibits, exhibit amendments and amendments) constitute the entire agreement between the parties and supersede all prior agreements, oral or written, and all other communications relating to the subject matter of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by both parties.

As shown by its signature below, each party agrees to all provisions of this Agreement and has caused this Agreement to be executed on the date specified below by an individual authorized to sign on behalf of such party.

BlueStacks: BlueStack Systems, Inc.		Licensee: Nyxio Technologies Corp.

By:	/s/ Apu Kumar	By:	/s/ Giorgio Johnson
Name:	Apu Kumar	Name:	Giorgio Johnson
Title:	SVP, Global Sales & Partnerships	Title:	CEO
Date:	August 18, 2011	Date:	August 18, 2011